                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                               JENNY CRAIG, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

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

                               JENNY CRAIG, INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 3, 1999

The Stockholders of Jenny Craig, Inc.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Jenny Craig, Inc. (the "Company") will be held at the Hilton La Jolla Torrey Pines Hotel, 10950 North Torrey Pines Road, La Jolla, California 92037, on Wednesday, November 3, 1999, at 2:00 p.m. (Pacific Standard Time), for the following purposes:

     1. To elect six directors for terms of one year each and until their successors are duly elected and qualified;

     2. To approve amendments to the 1991 Stock Option Plan of the Company;

     3. To ratify the appointment of KPMG LLP as independent certified public accountants for fiscal year 2000; and

     4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on September 22, 1999 as the record date for determining the stockholders entitled to notice of, and to vote at, the meeting and at any adjournment thereof. A list of the stockholders entitled to vote at the meeting will be available for examination by a stockholder for any purposes germane to the meeting during ordinary business hours during the ten days prior to the meeting at the offices of the Company, 11355 North Torrey Pines Road, La Jolla, California 92037.

     You are cordially invited to attend this meeting. Whether you expect to attend the meeting or not, we encourage you to vote your shares by dating and signing the enclosed proxy and returning it as promptly as possible in the accompanying postage guaranteed envelope.

                                          By order of the Board of Directors

                                          Marvin Sears
                                          Secretary

La Jolla, California
October 7, 1999

                               JENNY CRAIG, INC.
                         11355 NORTH TORREY PINES ROAD
                           LA JOLLA, CALIFORNIA 92037

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                NOVEMBER 3, 1999

     This Proxy Statement and the accompanying proxy are being furnished to stockholders of Jenny Craig, Inc. (the "Company") in connection with the solicitation of the enclosed proxy by or on behalf of the Board of Directors for use at the Annual Meeting of Stockholders of the Company to be held at the Hilton La Jolla Torrey Pines Hotel, 10950 North Torrey Pines Road, La Jolla, California 92037, on November 3, 1999, at 2:00 p.m. and at any and all adjournments thereof. This Proxy Statement and the accompanying proxy are being first mailed on or about October 7, 1999.

                                 PROXY; VOTING

     When the enclosed proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting and at any adjournment thereof as directed by the stockholder executing the proxy, unless it is earlier revoked. If no directions are given on the proxy with respect to any particular matter to be acted upon at the Annual Meeting or at any adjournment thereof, the shares represented by the proxy will be voted in favor of such matter. Any stockholder executing and delivering the proxy has the right to revoke it at any time before the authority granted thereby is exercised, by the due execution of another proxy bearing a later date or by written notification of revocation to the Secretary of the Company. Stockholders who are present in person at the Annual Meeting may also revoke their proxy and vote in person if they so desire.

     At September 22, 1999, the Company had outstanding 20,688,971 shares of Common Stock. Each share of Common Stock entitles its owner to one vote upon each matter to come before the Annual Meeting. Only stockholders of record at the close of business on September 22, 1999 (the "Record Date") will be entitled to vote at the Annual Meeting and at any adjournment thereof.

     The election of directors requires a plurality of the votes cast. Broker non-votes will not have any effect on the proposals being submitted to stockholders at the 1999 Annual Meeting. However, such broker non-votes are counted towards the establishment of a quorum. Votes returned by proxy to the Company's transfer agent will be tabulated by the transfer agent. The Company's transfer agent will act as Inspector of Election at the meeting and will count the votes based on the votes returned by proxy and votes cast at the meeting.

                            SOLICITATION OF PROXIES

     This solicitation of proxies is being made by the Board of Directors of the Company and the expenses thereof will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitations may be made by telephone, telegraph, or personal interview by officers of the Company. The Company expects to reimburse brokerage houses, banks and other fiduciaries for reasonable expenses of forwarding proxy materials to beneficial owners.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

     The following table and the notes thereto set forth information as of September 1, 1999, relating to beneficial ownership (as defined in Rule 13d-3 of the Securities Exchange Act of 1934 (the "Exchange Act")) of the equity securities of the Company, SJF Enterprises, Inc. ("SJF") and Craig Enterprises, Inc. ("Craig Enterprises") by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of the voting stock of the Company, SJF or Craig Enterprises, (ii) each director and nominee of the Company and each of the executive officers named in the Summary Compensation Table and
(iii) all directors and executive officers of the Company as a group:

                                                                NUMBER OF
                                                                SHARES OF
                                                               COMMON STOCK
                                                              OF THE COMPANY
                                                               BENEFICIALLY      PERCENT
                  NAME OF BENEFICIAL OWNER                     OWNED(1)(2)      OWNERSHIP
                  ------------------------                    --------------    ---------
Sidney Craig(3).............................................    14,212,500        68.7%
Jenny Craig(3)..............................................    14,212,500        68.7%
SJF Enterprises, Inc.(3)....................................    13,838,600        66.9%
Scott Bice..................................................      18,000(4)          *
Marvin Sears................................................      18,500(4)          *
Andrea Van de Kamp..........................................      17,000(4)          *
Robert Wolf.................................................      17,000(4)          *
Michael L. Jeub.............................................     120,833(4)          *
Leslie A. Koll..............................................      54,167(4)          *
Janet Rheault...............................................      61,167(4)          *
Philip Voluck...............................................      27,000(4)          *
All directors and executive officers as a group (12
  persons)(3)(4)............................................    14,598,501        69.3%

---------------
 *  Less than 1%.

(1) The Common Stock is the only class of equity securities of the Company outstanding.

(2) Except as otherwise noted, all persons listed in the table have sole voting and investment power with respect to their shares, subject to the rights of their spouses under applicable community property laws.

(3) The address for these beneficial holders is: Jenny Craig, Inc., 11355 North Torrey Pines Road, La Jolla, California 92037. SJF and its wholly-owned subsidiary, DA Holdings, Inc., are the record owners of the aggregate number of shares set forth opposite SJF's name. Because of the facts described below, Sidney and Jenny Craig may be deemed to be the beneficial owners of these shares pursuant to Rule 13d-3 under the Exchange Act. The only class of equity securities outstanding of SJF is common stock, par value $.01 per share, of which 980 shares are outstanding and beneficially owned by Craig Enterprises. The only equity securities outstanding of Craig Enterprises are 87,820 shares of common stock, par value $.01 per share, which are beneficially owned (as defined in Rule 13d-3 of the Exchange Act) by Sidney and Jenny Craig. Sidney and Jenny Craig each are directors and the Company's Chairman and Chief Executive Officer and Vice-Chairman, respectively. See "Nominees for Election to Board of Directors." Sidney and Jenny Craig hold their shares of Craig Enterprises common stock as community property and exercise joint voting and investment power with respect to such shares. Of the 14,212,500 shares shown as beneficially owned by Sidney Craig and Jenny Craig as of September 1, 1999, 13,838,600 are the shares beneficially owned by SJF on such date and 373,900 are shares owned by The Sidney and Jenny Craig Foundation of which Sidney Craig is President and a director and Jenny Craig is Vice President and Chief Financial Officer and a director.

(4) Includes shares of Common Stock which may be acquired as of September 1, 1999 or within 60 days thereafter pursuant to the exercise of options as follows: Scott Bice (17,000); Marvin Sears (18,500); Andrea Van de Kamp (17,000); Robert Wolf (17,000); Michael L. Jeub (120,833); Leslie A. Koll (54,167); Janet Rheault (61,167) and Philip Voluck (25,000). Scott Bice is a trustee of a trust, of which his wife is sole beneficiary, which owns 1,000 shares of common stock of the Company.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors consists of six members. Six directors will be elected at the Annual Meeting to serve until the 2000 Annual Meeting or until their successors are duly elected and qualified. Proxies representing shares of Common Stock held on the record date which are returned duly executed will be voted, unless otherwise specified, in favor of the six nominees for the Board of Directors named below. All such nominees are members of the present Board of Directors. All nominees have consented to serve if elected, but should any nominee be unavailable to serve (which event is not anticipated), the persons named in the proxy intend to vote for such substitute nominee as the Board of Directors may recommend. SJF, which beneficially owned 13,838,600 shares of the Company's Common Stock as of the Record Date (representing approximately 66.9% of the Common Stock outstanding as of the Record Date), intends to vote for the election of the nominees listed below, thereby assuring the presence of a quorum and their election.

                  NOMINEES FOR ELECTION TO BOARD OF DIRECTORS

     The following table sets forth certain information with respect to each nominee

                  NAME                     AGE                         TITLE
                  ----                     ---                         -----
Sidney Craig(1)..........................  67    Chairman of the Board and Chief Executive Officer
Jenny Craig(1)...........................  67    Vice-Chairman
Scott Bice(2)(3)(4)......................  56    Director
Marvin Sears(1)(3)(4)....................  72    Secretary and Director
Andrea Van de Kamp(2)(3)(4)..............  55    Director
Robert Wolf(3)...........................  57    Director

---------------
(1) Member of Executive Committee.

(2) Member of Performance Compensation Committee.

(3) Member of Audit Committee.

(4) Member of Compensation Committee.

     Sidney Craig has been Chairman of the Company or its predecessors since 1983 and served as Chief Executive Officer from 1983 through April, 1994. In October 1997, Mr. Craig was elected Chief Executive Officer of the Company.

     Jenny Craig has served as Vice-Chairman of the Company since September, 1991, as President and Chief Operating Officer of the Company or its predecessors from 1983 to August, 1991 and as a director of the Company or its predecessors from 1983 to date. Mrs. Craig served as President of the Company from October 1997 through December, 1998. Sidney and Jenny Craig are husband and wife.

     Marvin Sears, a director of the Company since July 1989, has served as the Secretary of the Company since June, 1991, and as Assistant Secretary of the Company from August 1985 to June, 1991. Mr. Sears is a practicing attorney in Los Angeles, California where, since May 1989, he has been a partner in the law firm of Proskauer Rose LLP, counsel to the Company during fiscal 1999 and currently. From June 1960 until May 1989, Mr. Sears was a senior partner of the Los Angeles law firm of Pacht, Ross, Warne, Bernhard & Sears, Inc. and its successor, Shea & Gould. Mr. Sears is a member of the Board of various privately-owned business enterprises.

     Scott Bice has served as a director of the Company since February, 1995. Mr. Bice has been the Dean of the University of Southern California Law Center since 1980, and serves as a director of various privately-owned corporations.

     Andrea Van de Kamp has served as a director of the Company since August, 1994. Ms. Van de Kamp was Senior Vice President and Managing Director of West Coast Operations, Sotheby's, from 1989 through May, 1997 and has been Chairman, West Coast Operations of Sotheby's since May, 1997. Prior to joining

Sotheby's, Ms. Van de Kamp was President and Chief Executive Officer of the Independent Colleges of Southern California, and is a director of The Walt Disney Co. and City National Corporation.

     Robert Wolf has served as a director of the Company since February, 1995. Mr. Wolf is the President and Chief Executive Officer of Bob Wolf Partners & Co., a marketing and advertising consulting company. Mr. Wolf was the Chairman and Chief Executive Officer of Chiat/Day North America, an advertising firm, from 1989 through November, 1995.

BOARD MEETINGS AND COMMITTEES

     The Company's Board of Directors held six meetings in fiscal year 1999. The Board of Directors established standing Audit and Compensation Committees in August, 1991 and in November 1997 established a Performance Compensation Committee. During fiscal 1999, each member of the Board of Directors attended 75% or more of the meetings of the Board of Directors and of each committee of the Board of which such person was a member.

     As directed by the Board, the functions of the Audit Committee include (a) annually recommending to the Board of Directors independent public accountants as auditors of the books, records and accounts of the Company; (b) reviewing the scope of audits made by the independent public accountants; (c) receiving and reviewing the audit reports submitted by the independent public accountants; (d) determining and reviewing the duties and responsibilities of the Chief Financial Officer; (e) reviewing all major accounting policy matters; and (f) making recommendations to the Board of Directors with respect to auditing policies and procedures and the scope and extent of audits. During fiscal year 1999, the Audit Committee held two meetings.

     The functions of the Compensation Committee generally are to determine and oversee the Company's policies with respect to the compensation of the executive officers of the Company. The Performance Compensation Committee, consisting solely of members of the Compensation Committee who, to the extent legally required, qualify as "Outside Directors" under Section 162(m) of the Internal Revenue Code and as "Non-Employee Directors" under rule 16b-3(c) of the Securities Exchange Act of 1934, as amended, administers the Stock Option Plan of the Company. In addition, the Performance Compensation Committee is responsible for awarding compensation intended to qualify for the exception for performance-based compensation under Section 162(m) of the Code. The Compensation Committee did not hold any meetings during fiscal 1999. During fiscal year 1999, the Performance Compensation Committee held three meetings.

      CERTAIN INFORMATION WITH RESPECT TO EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth certain information concerning the compensation for services rendered to the Company and its subsidiaries for the fiscal years ended June 30, 1997, 1998 and 1999 of the Company's Chief Executive Officer and the four (4) remaining most highly compensated executive officers serving at June 30, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                         ANNUAL COMPENSATION               COMPENSATION(5)
                                             -------------------------------------------   ---------------    ALL
        NAME AND PRINCIPAL          FISCAL   SALARY    BONUS    OTHER ANNUAL     OPTIONS        LTIP         OTHER
             POSITION                YEAR       $        $     COMPENSATION(5)      #        PAYOUTS($)      COMP.
        ------------------          ------   -------   -----   ---------------   -------   ---------------   -----
Sidney Craig......................   1999    500,000
  Chairman and Chief                 1998    500,000
  Executive Officer(1)               1997    500,000
Jenny Craig.......................   1999    500,000
  Vice Chairman(1)                   1998    500,000
                                     1997    500,000
Philip Voluck(2)..................   1999    349,744   2,404                     500,000
  President and Chief Operating
  Officer
Leslie A. Koll....................   1999    275,000   5,288        5,288                                    2,676(3)
  Senior Vice President,             1998    250,000     771                     175,000                     2,281(3)
  Marketing                          1997    250,000   4,801                      25,000                     1,813(3)
Janet Rheault.....................   1999    250,000   4,808        4,808                                    2,301(3)
  Senior Vice President,             1998    212,500     656                     187,000                     3,334(3)
  Operations                         1997    200,000   4,290                                                 3,000(3)
Michael L. Jeub...................   1999    261,603   5,288       33,333                                    2,862(3)
  Senior Vice President,             1998    250,000     771                      75,000                     2,141(3)
  Treasurer and Chief                1997    250,000   5,335                      25,000                     2,188(3)
  Financial Officer(4)

---------------
(1) Mr. Craig was elected to the additional office of Chief Executive Officer in October 1997. Mrs. Craig served as President from October 1997 through December 1998.

(2) Mr. Voluck was elected to the offices of Executive Vice President and Chief Operating Officer in July 1998 and was elected to the office of President in December 1998.

(3) Represents the Company's contributions to the accounts of the named executive officers pursuant to the Company's 401(k) plan.

(4) Mr. Jeub was Senior Vice President, Treasurer and Chief Financial Officer from July 1994 through June 1999.

(5) Represents amounts paid to these persons for accrued vacation and sick leave which was not used.

                              OPTION GRANTS TABLE

     The following table sets forth information with respect to the grant of options to named executive officers during the fiscal year ended June 30, 1999.

                                          INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                          --------------------------------------------------       VALUE AT ASSUMED
                                      % OF TOTAL                                ANNUAL RATES OF STOCK
                                       OPTIONS                                  PRICE APPRECIATION FOR
                                      GRANTED TO     EXERCISE                      OPTION TERM (4)
                          OPTIONS    EMPLOYEES IN      PRICE      EXPIRATION    ----------------------
          NAME            GRANTED    FISCAL YEAR     ($/SHARE)       DATE          5%           10%
          ----            -------    ------------    ---------    ----------    ---------    ---------
Philip Voluck...........  100,000(1)     18.35%        $6.78        7/7/08        426,391    1,080,557
                          100,000(2)     18.35%        $6.07       12/3/08        381,739      967,402
                          300,000(3)     55.05%        $5.94        1/4/09      1,120,690    2,840,049

---------------
(1) These options become exercisable in 25% installments commencing one year from the date of grant, July 7, 1998, with full vesting occurring on the fourth anniversary of the grant date.

(2) These options become exercisable in 25% installments commencing one year from the date of grant, December 3, 1998, with full vesting occurring on the fourth anniversary of the grant date.

(3) These options become exercisable in 25% installments commencing one year from the date of grant, January 4, 1999, with full vesting occurring on the fourth anniversary of the grant date.

(4) These amounts represent potentially realizable values at assumed rates of appreciation in value of the Common Stock of the Company. No gain will be realized by the optionee without an increase in the value of shares of Common Stock of the Company which will benefit all shareholders.

              AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table sets forth information with respect to the exercise of options during the fiscal year ended June 30, 1999, options held at the end of the fiscal year and the value of the unexercised options at the end of the fiscal year with respect to named executive officers.

                                                                                          VALUE OF UNEXERCISED
                                                         NUMBER OF UNEXERCISED                IN-THE-MONEY
                                                            OPTIONS/SARS AT                 OPTIONS/SARS AT
                          SHARES                           FISCAL YEAR-END(#)            FISCAL YEAR-END($)(1)
                        ACQUIRED ON       VALUE       ----------------------------    ----------------------------
         NAME           EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
         ----           -----------    -----------    -----------    -------------    -----------    -------------
Philip Voluck..........      0              0                0          500,000            0               0
Leslie A. Koll.........      0              0           54,167          120,833            0               0
Janet Rheault..........      0              0           61,167          128,833            0               0
Michael L. Jeub........      0              0           95,833           79,167            0               0

---------------
(1) The closing price of the Company's Common Stock on June 30, 1999, the last trading day of the fiscal year, as quoted on the New York Stock Exchange, was $3.44.

   REPORT OF COMPENSATION COMMITTEE AND PERFORMANCE COMPENSATION COMMITTEE ON
                             EXECUTIVE COMPENSATION

     The Compensation Committee's function is determining and overseeing the Company's policies with respect to the compensation of the executive officers of the Company. The Performance Compensation Committee administers the Company's Stock Option Plan and awards compensation intended to qualify for the exception for performance based compensation under Section 162(m) of the Internal Revenue Code. The Committee's goal is to have a competitive compensation plan which provides appropriate incentives to executive officers based upon the performance of the Company and which attracts and retains key managers. The Committees currently intend to structure executive compensation in a manner that will enable the Company to deduct such compensation under the federal income tax laws.

     The compensation of the Company's Chairman and Chief Executive Officer, Sidney Craig, the Company's Vice Chairman, Jenny Craig, the Company's President and Chief Operating Officer, Philip Voluck, the Company's Senior Vice President, Marketing, Leslie A. Koll, and the Company's Senior Vice President, Operations, Janet Rheault, was determined pursuant to the Company's employment agreements with these officers which are summarized below under "Employment Agreements."

     The following description of the Company's compensation policy applies to the executive officers other than the Chairman and Chief Executive Officer and Vice-Chairman and President.

     The compensation program of the Company for executive officers during fiscal 1999 consisted of cash compensation in the form of base salary, the Management Deferred Bonus Program described below, and an award of stock options under the Company's Stock Option Plan. The fiscal 1999 base salaries for executive officers of the Company were determined in accordance with their employment agreements, or by the Chief Executive Officer of the Company.

     Executive officers of the Company are eligible to participate in the Management Deferred Bonus Program which provides for a bonus pool to be determined by the Board of Directors which cannot exceed 1% of operating income and specified percentages of the increase, if any, in operating income over the prior year. Amounts awarded under the Management Deferred Bonus Program are paid 25% in cash approximately 90 days after the end of the fiscal year with the remaining 75% deferred for five years and vesting 20% in each of those years. Because the Company did not have operating income during fiscal 1999, no awards were made under the Management Deferred Bonus Program.

     The stock option component of executive officer compensation is to reward management for performance over the long term as reflected in the Company's stock price. Stock options only produce value to executives if the price of the Company's stock appreciates, thereby directly linking the interests of executives with those of stockholders. The amount of stock options awarded to executive officers during fiscal 1999 was based upon recommendations of the Chief Executive Officer and took into account, where applicable, the number of options previously granted to an executive officer. In granting options and establishing the amount of the grant, the Performance Compensation Committee considered the recipient's position with the Company and subjective evaluations of the recipient's individual performance and potential contribution. Options granted during fiscal 1999 were at exercise prices equal to market price on the date of grant.

    COMPENSATION COMMITTEE                       PERFORMANCE COMPENSATION COMMITTEE
    Andrea Van de Kamp                           Andrea Van de Kamp
    Marvin Sears                                 Scott Bice
    Scott Bice

EMPLOYMENT AGREEMENTS

     The Company entered into employment agreements, effective November 5, 1991, with each of Sidney and Jenny Craig, members of its Board of Directors and indirect principal stockholders, and the Company's Chairman and Chief Executive Officer and Vice-Chairman, respectively. Each of the employment agreements was for a term of three years (which has been extended as described below), and provides for compensation of $500,000 plus an annual bonus of .5% of operating income if operating income increases by 16% or more over the prior year, and 1% of operating income if operating income increases by 25% or more over the prior year, provided that the annual bonus is to be pro rated for the fiscal year in which the employment agreements terminate. Each of the employment agreements has been extended on the same terms and conditions, such extensions to be automatic, on a year-by-year basis, subject to the right of either party to terminate the employment agreement at the end of any employment year during the extended term by written notice given 60 days prior to the termination date.

     The Company entered into an employment agreement with Philip Voluck providing for his employment as President and Chief Operating Officer of the Company. Mr. Voluck's annual base salary under the agreement is $400,000 with a bonus at the discretion of the Board. If the Company terminates Mr. Voluck's employment without cause, all stock options held by him which are not then exercisable become exercisable. If the Company terminates Mr. Voluck's employment without cause, or if Mr. Voluck terminates his employment within ninety (90) days following a change of control of the Company, Mr. Voluck is entitled to receive a severance payment equal to one year's salary payable in twelve (12) equal monthly installments.

     The Company entered into an employment agreement with Michael L. Jeub providing for his employment as Senior Vice President, Treasurer and Chief Financial Officer. Mr. Jeub resigned as Senior Vice President, Treasurer and Chief Financial Officer in June, 1999.

     The Company has entered into an employment agreement with Leslie A. Koll providing for his employment as Senior Vice President of Marketing of the Company. Mr. Koll's annual base salary under the agreement is $250,000, subsequently increased to $275,000, with a bonus at the discretion of the Board. If the Company terminates Mr. Koll's employment without cause, all stock options held by him which are not then exercisable become exercisable. If the Company terminates Mr. Koll's employment without cause, or if Mr. Koll terminates his employment within ninety (90) days following a change of control of the Company, Mr. Koll is entitled to receive a severance payment equal to one year's salary payable in twelve (12) equal monthly installments.

     The Company has entered into an employment agreement with Janet Rheault providing for her employment as Senior Vice President, Operations of the Company, Ms. Rheault's annual base salary under the agreement is $200,000, subsequently increased to $250,000, with a bonus at the discretion of the Board. If the Company terminates Ms. Rheault's employment without cause, all stock options held by her which are not then exercisable become exercisable. If the Company terminates Ms. Rheault's employment without cause, or if Ms. Rheault terminates her employment within ninety (90) days following a change of control of the Company, Ms. Rheault is entitled to receive a severance payment equal to one year's salary payable in twelve (12) equal monthly installments.

STOCK PERFORMANCE GRAPH

     Set forth below is a graph comparing the yearly percentage change in cumulative total stockholder return for the Company's Common Stock compared to the cumulative total return of the Standard & Poor's 500 Stock Index, the Russell 2000 Stock Index and the Dow Jones Consumer Services Index. The graph and the values set forth in the table below assume $100.00 invested in Common Stock of the Company, the S&P 500 Index, the Russell 2000 Stock Index and the Dow Jones Consumer Services Index on June 30, 1994. For the fiscal year ended June 30, 1999, the Company selected the Russell 2000 Stock Index to replace the S&P 500 Index as the Company's comparable broad equity market index because the Company believes the Russell 2000 Stock Index is a more relevant index in view of the current market capitalization of the Company and the market capitalizations of the companies included in the Russell 2000 Stock Index. For comparison purposes, in accordance with SEC rules, the cumulative return of the S&P 500 Index is also included.

                                                                                                              DOW JONES CONSUMER
                                         JENNY CRAIG, INC.          S & P 500             RUSSELL 2000             SERVICES
                                         -----------------          ---------             ------------        ------------------
6/94                                            100                    100                    100                    100
6/95                                            138                    126                    120                    113
6/96                                            298                    159                    149                    141
6/97                                            116                    214                    173                    156
6/98                                            101                    279                    206                    204
6/99                                             58                    342                    206                    393

--------------------------------------------------------------------------------

      MEASUREMENT PERIOD (FISCAL YEAR COVERED)         6/30/94   6/30/95   6/30/96   6/30/97   6/30/98    6/30/99
------------------------------------------------------------------------------------------------------------------
 Jenny Craig, Inc.                                     100.00      138       298       116       101        58
 S&P 500                                               100.00      126       159       214       279        342
 Russell 2000                                          100.00      120       149       173       206        206
 Dow Jones Consumer & Household Services               100.00      113       141       156       204        393

--------------------------------------------------------------------------------

                           COMPENSATION OF DIRECTORS

     Outside directors are paid $5,000 per quarter plus $2,000 for each meeting of the Board of Directors and each meeting of a committee of the Board of Directors which takes place other than on the date of a Board meeting. Directors, including non-employee directors, are eligible to receive non-qualified options to purchase the Company's Common Stock under the Company's Stock Option Plan. Non-employee directors who became directors prior to November 1, 1996 received an option for 5,000 shares upon joining the Board and receive a grant of 500 shares on each anniversary thereof.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is currently composed of Andrea Van de Kamp, Scott Bice, and Marvin Sears, and the Performance Compensation Committee is currently composed of Ms. Van de Kamp and Mr. Bice. Marvin Sears, a director and Secretary of the Company, is a partner in the law firm Proskauer Rose LLP, counsel to the Company during fiscal 1999 and currently. See "Certain Transactions."

CERTAIN TRANSACTIONS

     Sidney and Jenny Craig own all of the outstanding stock of Jenny Craig Weight Loss Centres (N.Z.) Limited, a New Zealand corporation which owns the 16 franchised Centres in New Zealand. For the year ended June 30, 1999 aggregate gross revenues to the Company from the New Zealand operation amounted to $4,174,000.

     In March 1999, the Company entered into an agreement with Denise Altholz, the daughter of Jenny Craig, under which Ms. Altholz appears in certain of the Company's commercials and performs related public relations services (the "Altholz Contract"). The Altholz Contract provides that Ms. Altholz will receive a monthly retainer of $5,000 plus a fee of $5,000 per day while appearing on behalf of the Company. In fiscal 1999, payments to Ms. Altholz for her services under the Altholz Contract totaled $98,000.

         APPROVAL OF AMENDMENTS TO THE COMPANY'S 1991 STOCK OPTION PLAN

THE AMENDMENTS

     The Board of Directors has adopted, subject to stockholder approval at the 1999 Annual Meeting of Stockholders, amendments (the "Plan Amendments") to the 1991 Stock Option Plan of the Company (the "Option Plan") that (1) increase the maximum number of shares of Common Stock that may be acquired pursuant to the exercise of options granted under the Option Plan from 2,500,000 shares to 3,000,000 shares and (2) increase to 500,000 the number of shares with respect to which options may be granted under the Option Plan to any individual in a single calendar year.

     The increase in the maximum number of shares of Common Stock was adopted by the Board because the small remaining number of shares with respect to which options may be granted under the Option Plan is inadequate to continue the Option Plan's primary purposes of enabling the Company to attract and retain the most qualified persons as key employees, providing such employees with appropriate long term incentives, and more closely aligning such employees' interests with those of the Company's stockholders by providing them, over time, with the opportunity to acquire a meaningful equity interest in the Company. As of September 1, 1999, 252,240 shares were available for future option grants.

     The annual limit on the number of shares of Common Stock with respect to which options may be granted to a participant is required by Section 162(m) of the Code. Under Section 162(m), a publicly-held corporation is not permitted to take a federal income tax deduction for compensation received by the chief executive officer or one of the four highest compensated officers other than the chief executive officer of the corporation in any year in excess of $1,000,000, subject to certain exceptions. One of the exceptions is compensation received pursuant to a stock option plan meeting the requirements of the Code, one of which states that the stock option plan must limit the number of shares as to which options may be received by an individual during a specified period of time. The Board determined that the previous annual limit of 200,000 shares was not sufficient to permit appropriate option grants for senior executive officers, and amended the Option Plan, subject to shareholder approval, to permit grants in any year of up to 500,000 shares. The 300,000 share grant to Mr. Voluck in January 1999 was made under the Option Plan, as amended.

     The sections of the Option Plan proposed to be amended by the Plan Amendments are attached as Appendix A and are marked to show the changes proposed to be effected by the Plan Amendments.

SUMMARY OF OPTION PROVISIONS

     The following summary describes the principal provisions of the Option Plan, indicating the changes effected by the Plan Amendments.

     The Company's Stock Option Plan (the "Option Plan") was adopted in October 1991 and amended on November 1994. As amended, a total of 2,500,000 shares of Common Stock could be issued under the Option Plan. The Plan Amendments would increase the limit to 3,000,000 shares.

     The Option Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to key employees, and of nonqualified stock options to key employees, directors, members of the Company's Advisory Board. The Option Plan is administered by the Performance Compensation Committee (the "Committee").

     The Committee selects the optionees, authorizes the grant of options and determines the exercise price, term and vesting schedule for options, subject to the limitations that the exercise price may not be less than fair market value on the date of grant, no option may be exercisable more than 10 years after the date of grant, and with certain exceptions, no option may become exercisable prior to the expiration of six months from the date of grant. The Plan Amendments provide that an optionee could not receive options to purchase more than 500,000 shares in any calendar year provided that to the extent the Committee does not grant options to purchase 500,000 shares to an individual in any calendar year, the shortfall is carried forward and added to the number of shares for which options may be granted in a subsequent fiscal year. All options granted under the Option Plan are nontransferable except under applicable laws of descent or distribution and may be exercised only by the Optionee or the Optionee's estate.

     The exercise price for an option may be paid in cash, shares of Common Stock valued at their then fair market value or as otherwise permitted by the Committee. Unless otherwise determined by the Committee, all options will terminate if an Optionee's employment is terminated, except that an option may be exercised for a specified period of time following involuntary termination of employment without cause, normal retirement, disability or death.

     The Option Plan will expire in August 2001, unless terminated earlier by the Board of Directors. The Option Plan may be amended by the Board of Directors without stockholder approval, except that no amendment which increases the maximum aggregate number of shares which may be issued under the Option Plan, reduces the exercise price below fair market value on the date of grant or changes the class of persons who are eligible to participate in the Option Plan, may be made without the approval of the stockholders of the Company.

     SJF, which beneficially owned 13,838,600 shares of the Company's Common Stock as of the Record Date (representing approximately 66.9% of the Common Stock outstanding as of the Record Date) intends to vote for approval of the amendments to the Option Plan, thereby assuring such approval.

                      RATIFICATION OF INDEPENDENT AUDITORS

     The Board of Directors, acting on the recommendation of its Audit Committee, has selected the firm of KPMG LLP to conduct an audit, in accordance with generally accepted auditing standards, of the Company's financial statements for the fiscal year ending June 30, 2000. KPMG LLP has served as independent auditors for the past fifteen fiscal years. A representative of that firm is expected to be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if so desired. This selection is being submitted for ratification at the meeting. SJF, which beneficially owned 13,838,600 shares of the Company's Common Stock as of the Record Date (representing approximately 66.9% of the Common Stock outstanding as of the Record Date) intends to vote for ratification of the independent auditors, thereby assuring such ratification.

     The Board of Directors recommends that stockholders vote FOR ratification of KPMG LLP as independent auditors for the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     In January 1999, Scott Bice, a director of the Company, became a successor trustee under a trust for the benefit of his wife which held 1,000 shares of common stock of the Company. Mr. Bice did not timely file a Form 4 to report the beneficial ownership of these shares under rules of the Securities and Exchange Commission. When Mr. Bice became aware of the filing requirement, he promptly filed a Form 4.

                      OTHER MATTERS; STOCKHOLDER PROPOSALS

     The Board of Directors is not aware presently of any matters to be presented at the Annual Meeting other than the matters set forth herein. If, however, other matters are properly brought before the Annual Meeting, the enclosed proxy gives discretionary authority to the persons named therein to act in accordance with their best judgment on such matters. Stockholder proposals intended to be included in the proxy materials relating to the Annual Meeting of Stockholders expected to be held in 2000 must be received by the Company not later than June 12, 2000. A stockholder who intends to submit a proposal for the Company's 2000 annual meeting that the stockholder does not intend to be included in the Company's proxy materials in accordance with SEC rules must give notice to the Company prior to August 24, 2000. If the stockholder does not provide the Company with timely notice of such a proposal, the persons designated as management proxies on the Company's proxy card may exercise their discretionary authority to vote on that proposal. If the stockholder does provide the Company with timely notice of such a proposal, depending on the circumstances, management's proxies may not be able to exercise their discretionary authority to vote on the proposal. All stockholder proposals should be addressed to the Secretary of the Company.

                                 ANNUAL REPORT

     The Company's Annual Report to Stockholders containing audited financial statements for the year ended June 30, 1999 is being mailed herewith to all stockholders of record.

                                          By order of the Board of Directors

                                          Marvin Sears
                                          Secretary

La Jolla, California
October 7, 1999

                                   APPENDIX A

                   SECTIONS 5 AND 6 OF 1991 STOCK OPTION PLAN

5. SHARES; ADJUSTMENT UPON CERTAIN EVENTS

     (a) Shares to be issued under the Plan shall be made available, at the discretion of the Board, either from authorized but unissued Shares or from issued Shares reacquired by Jenny Craig.

     (b) Except as provided in this Section 5, the aggregate number of Shares that may be issued under the Plan shall not exceed 3,000,000 shares. If Options are for any reason cancelled, or expire or terminate unexercised, the Shares covered by such Options shall again be available for the grant of Options, subject to the limit provided by the preceding sentence.

     (c) No fractional Shares will be issued or transferred in the exercise of any Option. In lieu thereof, Jenny Craig shall pay a cash adjustment equal to the same fraction of the Fair Market Value of one Share on the date of exercise.

     (d) The existence of the Plan and the Options granted hereunder shall not affect in any way the right or power of the Board or the stockholders of Jenny Craig to make or authorize any adjustment, recapitalization, reorganization or other change in Jenny Craig's capital structure or its business, any merger or consolidation of Jenny Craig, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting Common Stock, the dissolution or liquidation of Jenny Craig or any sale or transfer of all or part of its assets or business, or any other corporate act or proceeding, in which case the provisions of this Section 5 shall govern outstanding Options.

     (e) The Shares with respect to which Options may be granted are Shares of Common Stock as presently constituted, but, if and whenever, prior to the expiration of an Option theretofore granted, Jenny Craig shall effect a subdivision, recapitalization or consolidation of Shares or the payment of a stock dividend on Shares without receipt of consideration, the purchase price per Share and the number and class of Shares and/or other securities with respect to which such Option thereafter may be exercised, and the total number and class of Shares and/or other securities that may be issued under this Plan, shall be proportionately adjusted.

     (f) If Jenny Craig merges or consolidates with one or more corporations, then from and after the effective date of such merger or consolidation, upon exercise of an Option theretofore granted the Participant shall be entitled to purchase under such Option, in lieu of the number of Shares as to which such Option shall then be exercisable but on the same terms and conditions of exercise set forth in such Option, the number and class of Shares and/or other securities or property (including cash) to which the Participant would have been entitled pursuant to the terms of the agreement of merger or consolidation if, immediately prior to such merger or consolidation, the Participant had been the holder of record of the total number of Shares receivable upon exercise of such Option (whether or not then exercisable) had such merger or consolidation not occurred.

     (g) If, as a result of any adjustment made pursuant to the preceding paragraphs of this Section 5, any Participant shall become entitled upon exercise of an Option to receive any securities other than Common Stock, then the number and class of securities so receivable thereafter shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock set forth in this
Section 5.

     (h) Except as hereinbefore expressly provided, the issuance by Jenny Craig of shares of stock of any class, or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number and class of Shares and/or other securities or property subject to Options theretofore granted or the purchase price per Share.

     (i) Notwithstanding any provision of this Section 5 to the contrary, if authorized but previously unissued Shares are issued under the Plan, such Shares shall not be issued for a consideration less than their par value.

6. AWARDS AND TERMS OF OPTIONS

     (a) GRANT. The Committee may grant Options not intended to be "incentive stock options" within the meaning of section 422A of the Code to key employees, Advisory Board members and consultants to the Company, and may grant "incentive stock options" to key employees. The Board may grant Options not intended to be "incentive stock options" within the meaning of Section 422A of the Code to non-employee directors. Additionally, without further action by the Board, the Committee or the stockholders of Jenny Craig, each non-employee director on the date immediately prior to the effective date of Jenny Craig's initial public offering of its common stock, and each person who becomes a non-employee director thereafter and prior to November 1, 1996 shall automatically receive,
(x) a one-time grant, effective on the date immediately prior to the effective date of such public offering or, if later, on the date of such person becoming a director, of Options to purchase 5,000 Shares, and (y) an annual grant, on each anniversary of the initial grant for so long as such person continues to be a director, of Options to purchase 500 Shares. Options shall be evidenced by Option agreements in such form not inconsistent with the Plan as the Committee shall approve from time to time, which agreements shall contain in substance the following terms and conditions:

          (i) Exercise Price. The purchase price per Share deliverable upon the exercise of an Option shall be determined by the Committee, but shall not be less than the Minimum Exercise Price. For Options received by non-employee directors pursuant to the second sentence of Section 6(a), the purchase price per Share deliverable upon the exercise of an Option shall be the Minimum Exercise Price.

          (ii) Number of Shares. The Option agreement shall specify the number of Options granted to the Participant, as determined by the Committee or as set forth in the second sentence of this Section 6(a) with respect to options granted pursuant to such sentence. The maximum number of Options that may be granted under the Plan during any calendar year to any Participant shall not exceed 500,000 Options, provided however that if the Company grants to any Participant during any calendar year less than 500,000 Options or does not grant any Options during any calendar year to such Participant, then the amount of such shortfall shall be carried forward and added to the maximum number of Options which may be granted in a subsequent year to such Participant. If some of the Options held by a Participant are exercised, any unexercised Options held by such Participant shall remain outstanding and shall be or become exercisable according to their respective terms.

          (iii) Period of Exercisability. Except as otherwise provided in the Plan or as otherwise determined by the Committee, no Option granted under the Plan shall become exercisable earlier than the expiration of six (6) months after the date of grant and each Option shall be exercisable after the expiration of such period. The Committee may prescribe shorter or longer time periods, periods of partial exercisability and additional requirements or conditions with respect to the exercise of Options in the Option agreement and may provide, either at the time of grant or thereafter, for the acceleration of an Option; provided, however, that no Option shall be exercisable after the expiration of ten (10) years from the date of grant. Except as hereinafter provided, or as provided in the Participant's Option agreement, or as may be determined by the Committee, Options granted to any Participant may be exercised only during the continuance of that Participant's employment by the Company, service on the Board or Advisory Board or service as a consultant to the Company.

     (b) Procedure for Exercise. A Participant electing to exercise one or more Options shall give written notice to the Chief Financial Officer of Jenny Craig of such election and of the number of Options the Participant has elected to exercise. Shares purchased pursuant to the exercise of Options shall be paid for at the time of exercise in cash, by the delivery of unencumbered Shares owned by the Participant (provided that such Shares have been owned by the Participant for such period as is required by applicable accounting standards to avoid a charge to earnings), or on such other terms and conditions as may be acceptable to the Committee and in accordance with Delaware law. Upon receipt of payment, Jenny Craig shall deliver to the Participant as soon as practicable a certificate or certificates for the Shares then purchased.

     (c) Expiration and Cancellation. If not previously exercised, each Option shall expire upon the tenth (10th) anniversary of the date of the grant thereof or upon the earlier termination of the Participant's employment by the Company, service on the Board or Advisory Board or service as a consultant to the Company, except as otherwise provided by Section 7 of the Plan.

PROXY

                               JENNY CRAIG, INC.

           11355 NORTH TORREY PINES ROAD, LA JOLLA, CALIFORNIA 92037

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
          FOR THE ANNUAL MEETING OF STOCKHOLDERS OF JENNY CRAIG, INC.
                     CALLED FOR WEDNESDAY, NOVEMBER 3, 1999

The undersigned hereby appoints Sidney Craig, Jenny Craig, and Marvin Sears, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to vote and represent as designated below all shares of common stock of Jenny Craig, Inc. held of record by the undersigned at the Annual Meeting of Stockholders of Jenny Craig, Inc. to be held at the Hilton La Jolla Torrey Pines Hotel, 10950 North Torrey Pines Road, La Jolla, California 92037, on Wednesday, November 3, 1999, at 2:00 p.m. (Pacific Standard Time) and at any and all adjournments or postponements thereof.

                  (Continued and to be signed on reverse side)


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


                               [JENNY CRAIG LOGO]

                                                               Please mark
                                                              your votes as  [X]
                                                              indicated in
                                                              this example.

                              FOR all nominees   WITHHOLD AUTHORITY
                                listed below      to vote for all
                             (except as marked    nominees listed
                              to the contrary)                                                             FOR   AGAINST   ABSTAIN
1. ELECTION OF DIRECTORS:          [ ]                 [ ]             2. Proposal to approve the          [ ]     [ ]       [ ]
                                                                          appointment of KPMG LLP as
NOMINEES: Sidney Craig, Jenny Craig, Marvin Sears, Scott Bice,            independent auditors.
          Andrea Van de Kamp, Robert Wolf                                                                  FOR   AGAINST   ABSTAIN
                                                                       3. Proposal to approve amendments   [ ]     [ ]       [ ]
(INSTRUCTION: To withhold authority to vote for any individual            to the 1991 Stock Option Plan
nominee, write that nominee's name in the space provided below.)          of the Company.

                                                                       4. In their discretion, upon any   THIS PROXY WHEN PROPERLY
____________________________________________________________________      and all such other matters as   EXECUTED WILL BE VOTED
                                                                          may properly come before the    IN THE MANNER DIRECTED
                                                                          meeting or any adjournment or   HEREIN. IF NO DIRECTION
                                                                          postponement thereof.           IS MADE, THIS PROXY WILL
                                                                                                          BE VOTED FOR THE ELECTION
                                                                                                          OF DIRECTORS AND FOR
                                                                                                          PROPOSALS 2 AND 3.




Signature _________________________________ Signature (if held jointly) _________________________________ Dated: ______________,1999

Note: Please date this Proxy and sign exactly as your name appears thereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE



                     YOUR VOTE IS IMPORTANT TO THE COMPANY


                      PLEASE SIGN AND RETURN YOUR PROXY BY
                   TEARING OFF THE TOP PORTION OF THIS SHEET
               AND RETURNING IT IN THE ENCLOSED POSTPAID ENVELOPE